Exhibit 10.24

FORM OF EMPLOYMENT AGREEMENT

([NAME])

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between COMMERCIAL CREDIT GROUP INC., a Delaware corporation (the “Company”), and [NAME], a resident of Mecklenburg County, North Carolina (“Employee”), to be effective as of the date (the “Effective Date”) on which an Initial Public Offering of the Company successfully closes. (Employee and the Company, each may be referred to herein as a “Party,” or collectively as the “Parties”.) This Agreement is contingent upon a successful closing of an Initial Public Offering of the Company. Until such time as an Initial Public Offering of the Company successfully closes, this Agreement will be void and without effect. Where not otherwise specified in this Agreement, defined terms used herein shall have the meanings specified in Section 9 hereof.

Statement of Purpose

A. The Company is engaged in the business of providing financing, refinancing, and leasing services to the construction, fleet transportation, and solid and liquid waste industries across the United States and Canada (the “Business”).

B. Employee has heretofore been employed by the Company, pursuant to a contract of employment dated [date] (and, including all subsequent amendments, if any, thereto, Employee’s “Previous Agreement”). The Company desires to provide additional benefits to Employee, to which Employee was not previously entitled, as consideration for the covenants in this Agreement and Employee desires to be so employed by the Company under the terms and restrictions set forth herein.

C. As a result of such employment, Employee has had and will continue to have access to Confidential Information and Trade Secrets (as defined herein). Employee has gained and will continue to gain the ability to influence the goodwill of the Company with customers and others necessary to the success of the Business. Employee recognizes that the Company’s Confidential Information and Trade Secrets and its customer relationships and goodwill are assets deserving of protection as provided for in the restrictive covenants contained in this Agreement.

NOW, THEREFORE, for and in consideration of Employee’s employment with the Company on the terms and conditions set forth herein, and the promises, mutual covenants, and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree and covenant as follows:

1. Employment.

(a) At-Will Employment. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, as of the Effective Date, pursuant to the terms and conditions set forth herein. Employee’s employment under this Agreement shall continue until terminated pursuant to Section 2 hereof. Employee’s employment shall be “at-will,” and nothing in this Agreement shall alter Employee’s “at-will” status or limit the Company’s or Employee’s right to terminate Employee’s employment with the Company at any time, with or without cause.

(b) Employee’s Previous Agreement; Release of Claims. This Agreement supersedes in its entirety any employment agreement, including the Previous Agreement, or comparable arrangements between the Company and Employee prior to the Effective Date. Employee hereby relinquishes and unconditionally forfeits any claims or entitlement to any severance pay or other post-termination benefits pursuant to the Previous Agreement, and hereby discharges and releases any claims against the Company relating to Employee’s employment under the Previous Agreement.

(c) Position. Employee shall be employed in the position listed on Exhibit A and shall perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to Employee from time to time by the Board of Directors of the Company (the “Board”) (or one or more senior executive officers of the Company designated by the Board). If duly appointed or elected, Employee also may serve as an officer or director of any of the Company’s Affiliates (as defined below) as may be determined from time to time by the Board. Employee shall devote his full business time, attention, knowledge and skills exclusively to the affairs of the Company and to his duties hereunder, and shall use his best efforts to promote the success of the Company’s business. Employee shall abide by and comply with all lawful policies of the Company established from time to time by the Board to the extent not inconsistent with the provisions hereof and shall at all times comply, in all material respects, with all laws, rules and regulations applicable to Employee in his capacity as an officer of the Company. The foregoing shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees or making personal investments, so long as such activities do not materially interfere with the performance of Employee’s obligations to the Company as set forth in this Agreement or as may be determined by the Company from time to time.

(d) Compensation; Benefits. For all services rendered by Employee under this Agreement, Employee shall be compensated as set forth in Exhibit A attached to this Agreement. All compensation payable to Employee hereunder is stated in gross amount, and shall be subject to all applicable withholding taxes, other normal payroll and other deductions required or authorized by law to be withheld.

(e) Survival of Employee’s Obligations After Termination. Upon the effective date of the termination of Employee’s employment with the Company under this Agreement, regardless the date, cause or manner of such termination and regardless of the Party initiating the termination of Employee’s employment (the “Termination Date”), Employee’s post-employment obligations set forth in Sections 4, 5, 6, 7, 8 and 11 below, shall survive and remain in full force and effect to the extent provided in those Sections.

2. Termination of Employment. Employee’s employment under this Agreement is subject to termination as follows.

(a) Termination by Employee’s Death. This Agreement shall be terminated automatically upon Employee’s death.

(b) Termination as a Result of Disability. The Company may terminate this Agreement effective upon written notice to the Employee in the event of the Employee’s Disability. As used herein, “Disability” means the inability of the Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of Employee’s job with or without reasonable accommodation for a continuous period of more than sixty (60) days or for sixty (60) days in any period of one hundred twenty (120) consecutive days, as determined by a physician retained by the Company (and the Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records); provided, such physician is board certified in his area of practice and otherwise reasonably acceptable to Employee or his guardian. If the Employee refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Employee’s Disability by the Board in good faith will be conclusive as to whether such Disability exists. This Agreement will not modify Company’s obligations under any applicable laws related to Disability.

(c) Termination by the Company for Cause. The Company may terminate Employee’s employment under this Agreement for “Cause” (as defined below), at any time, effective immediately, upon delivery of written notice to Employee of such termination. For purposes of this Agreement, “Cause” shall mean any of the following, as determined in good faith but in the sole discretion of the Board: (i) Employee’s fraud, dishonesty, embezzlement or misappropriation with respect to the business of the Company, (ii) Employee’s deliberate breach of any material terms of this Agreement, (iii) Employee’s willful malfeasance or misfeasance or breach of fiduciary duties to the Company, (iv) Employee’s failure to follow any specific lawful instructions of the Board (or one or more officers of the Company designated by the Board), (v) conviction of Employee of a felony, (vi) conviction of Employee of a misdemeanor which involves moral turpitude or which has an adverse effect on the Company, or its respective business, reputation or interests, (vii) alcohol or other substance abuse by Employee that impairs the ability of Employee to perform his responsibilities hereunder, or (viii) willful or negligent misconduct of Employee which has an adverse effect on the Company, or its respective business, reputation or interests. For purposes of this Section 2(c), a conviction of an offense shall include a plea of nolo contendere or its equivalent.

(d) Termination by the Company Without Cause. The Company may terminate Employee’s employment under this Agreement upon written notice to the Employee at any time for any reason other than for Cause or the Employee’s Disability.

(e) Termination by Employee Resignation for Good Reason. Employee may terminate Employee’s employment under this Agreement for “Good Reason” (as hereinafter defined), if Good Reason exists, effective upon thirty (30) days written notice. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Employee’s base salary and benefits package (other than a reduction in salary or benefits consistent and proportionate with such a reduction applied to all other officers as approved by the Board), (ii) a material diminution of the Employee’s authority or responsibilities without Employee’s express written consent, (iii) the Company’s material breach of this Agreement, or (iv) a requirement imposed by the Company, without Employee’s express written consent, that Employee relocate to an employment location that is more than 50 miles from Employee’s employment location on the Effective Date; provided however, that in each case, the Company shall have a period of fifteen (15) days from the date of Employee’s written notice of termination for Good Reason in which to cure the actions alleged to constitute “Good Reason” under this Section 2(e) (and which if cured, shall not constitute grounds for Employee to terminate his employment under this Agreement for Good Reason), and provided further, that if the Company thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.

(f) Termination by Employee Resignation other than for Good Reason. Employee may terminate his employment with the Company by resignation other than for Good Reason upon thirty (30) days written notice to the Company. If Employee so notifies the Company of such termination, the Company shall have the right to accelerate the effective date of such termination to any date after the Company’s receipt of such notice, but such acceleration will not be deemed to constitute a termination of Employee’s employment by the Company without Cause, and the consequences of such termination will continue to be governed by this Section 2(f) and Section 3(b) below.

3. Effect of Termination.

(a) Death or Disability. If Employee’s employment under this Agreement is terminated as a result of Employee’s death or by the Company in the event of Employee’s Disability, Employee, or Employee’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the Termination Date, plus any payments due under the Company’s benefit plans (including life insurance, long-term disability, and like plans). Further, if Employee’s employment under this Agreement is terminated as a result of Employee’s death, then the Company shall continue to provide Employee’s eligible dependents, at no cost to them, for twelve (12) full calendar months following Employee’s death, any health insurance benefits that Employee’s dependents were participating in immediately prior to Employee’s death, under the terms of the applicable Company benefit plans, provided, however, in the event that the Company’s health insurance plan does not allow such coverage, that applicable law and regulations do not allow such coverage, or that the Company ceases to sponsor a group health plan for its employees, and for that reason the Company cannot provide such coverage for Employee’s dependents, or otherwise at the option of the Company, the Company shall make monthly cash payments to Employee’s family in an amount (on an after-tax basis) necessary to obtain substantially equivalent coverage.

(b) Termination for Cause; Resignation Without Good Reason. If Employee’s Employment under this Agreement is terminated by the Company for Cause or by Employee’s resignation without Good Reason pursuant to Section 2(f), Employee will be entitled to receive the compensation and benefits earned through the Termination Date.

(c) Termination Without Cause or By Employee for Good Reason.

(i) If Employee’s employment under this Agreement is terminated by the Company without Cause, or by Employee for Good Reason pursuant to Section 2(e), subject to Employee entering into and not revoking a Separation and Release Agreement and releasing all claims in favor of the Company and its Affiliates pursuant to Section 3(d) below, and Employee fully complying with the covenants set forth in Sections 4, 5, 6, 7, 8 and 11 of this Agreement, Employee shall be entitled to (A) Employee’s base salary and benefits earned through the Termination Date, which have not yet been paid, or provided, by the Company to Employee; plus (B) a bonus payment in an amount calculated as pro-rata portion (based on the number of days elapsed in the current year at the time of the Termination Date) of the most recent bonus payment actually paid or accrued and payable by the Company to Employee within the previous fourteen (14) months, if any, payable upon the Termination Date; plus (C) a severance benefit equal to Employee’s annual Base Salary in effect (prior to any salary reduction resulting in Employee terminating employment for Good Reason) at the time of termination (the amount set forth in Section 3(c)(i)(C) being the “Severance Pay”). Severance Pay shall be payable by the Company to Employee in accordance with the Company’s customary payroll practices, as in effect from time to time, prorated over a twelve (12) month period, commencing with the first payroll period practicable coinciding with or following the effective date of the Separation and Release Agreement between Employee and the Company, provided however, that if the Release Consideration Period (defined below) spans two calendar years, the payment of the Severance Pay shall commence no earlier than January 1 of the second calendar year.

(ii) In the event that Employee’s employment under this Agreement is terminated by the Company without Cause or by Employee for Good Reason as a result of or within twelve (12) months after a Change in Control (as defined below), then notwithstanding subsection (i) above, Severance Pay shall be the amount equal to the product of (A) the sum of (x) Employee’s annual Base Salary in effect (prior to any salary reduction resulting in Employee terminating employment for Good Reason) at the time of termination, plus (y) the amount of the most recent bonus payment actually paid or accrued and payable by the Company to Employee within the previous fourteen (14) months, if any, multiplied by (B) a factor of one and one-half (1.5). Under such circumstances, Severance Pay shall be payable in accordance with the Company’s customary payroll practices, as in effect from time to time, prorated over an eighteen (18) month period, commencing with the first payroll period practicable coinciding with or following the effective date of the Separation and Release Agreement between Employee and the Company, provided however, that if the Release Consideration Period spans two calendar years, the payment of the Severance Pay shall commence no earlier than January 1 of the second calendar year.

(iii) As used in this Section 3, “Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becoming or obtaining rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Company. Notwithstanding the foregoing, any initial public offering made by the Company shall not constitute or be construed as a Change in Control.

(iv) If Employee’s employment under this Agreement is terminated by the Company without Cause or by Employee for Good Reason as a result of or within twelve (12) months of a Change in Control, Employee’s right to receive Severance Pay, in any amount, is additionally conditioned upon Employee not being employed by the buyer or receiver of the Company’s capital stock, the buyer of the assets of the Company, or any successor in interest of the Company following from the Change in Control.

(v) Stock Options, Restricted Stock and Other Equity Awards. In the event that Employee’s employment under this Agreement is terminated by the Company without Cause, or by Employee for Good Reason as a result of or within twelve (12) months after a Change in Control, then any outstanding but unexercised stock options held by Employee under any of the Company’s equity compensation plans and programs will immediately vest and be exercisable and will continue to be exercisable for the remaining original term thereof, and any unvested restricted stock and other equity awards held by Employee under any of the Company’s equity compensation plans and programs will immediately vest.

(vi) In addition to the Severance Pay provided for in this Section 3(c) and provided that the conditions in Section 3(c)(i) are satisfied, the Company shall continue providing to Employee for a period of twelve (12) months following the Termination Date (or in the event that Employee is receiving Severance Pay under Section 3(c)(ii), for a period of eighteen (18) months) any health and life insurance benefits under the terms of the applicable Company benefit plans in which Employee was participating immediately prior to termination of employment, subject to the Company’s continuation of such benefit plans for its employees and to Employee’s timely payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that in the event that the Company’s health and/or life insurance plans, or that applicable law and regulations, do not allow such coverage, or otherwise at the option of the Company, the Company shall make monthly cash payments to Employee in an amount (on an after-tax basis) necessary to obtain substantially equivalent coverage; and provided, further, that such continuation coverage (or payment of cash, if applicable) shall end at such earlier time as Employee becomes eligible for comparable coverage under another employer’s benefit plans.

(d) Waiver and Release. In consideration for and as a condition to the payments and benefits provided and to be provided under this Agreement other than those provided under Section 13 (indemnification), Employee agrees that Employee will, within thirty (30) days after the Termination Date, deliver to the Company a fully executed release and irrevocable agreement (the “Separation and Release Agreement”) substantially in a form then used by and agreeable to the Company (which shall be supplied by the Company to Employee within ten (10) days of termination) and which shall fully and irrevocably release and discharge the Company, its Affiliates, and their respective directors, officers, managers, members, shareholders and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Employee, other than any rights Employee may have under the terms of this Agreement that survive such termination of employment and other than any vested rights of Employee under any of the Company’s employee benefit plans or programs that, by their terms, survive or are unaffected by such termination of employment. Employee acknowledges and agrees that should the Separation and Release Agreement fail to become effective and irrevocable within thirty (30) days after the Separate and Release Agreement has been presented to Employee for consideration (such thirty (30) day period being the “Release Consideration Period”) the Company shall have no obligations to Employee upon his termination of employment except to make payment to Employee of the compensation and benefits earned by him through the Termination Date.

(e) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to the Employee in the event of the expiration or termination of this Agreement for any reason.

4. Protection of Confidential Information.

(a) Employee expressly recognizes and acknowledges that in connection with Employee’s employment with the Company, Employee will be given access to certain highly-sensitive confidential and proprietary information belonging either to the Company or other parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s Business (collectively, “Confidential Information”). Confidential Information does not include information (i) which is in the public domain through no unauthorized act or omission of Employee or (ii) which becomes available to Employee on a non-confidential basis from a source other than the Company or its Affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any of its Affiliates.

(b) By way of illustration, Confidential Information shall include, but not be limited to, the following categories of information and material, regardless of how such information or material may exist from time to time and whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof, which constitute valuable, special, and unique assets of the Company or its Affiliates that have been developed or acquired through substantial investments of time, money, and resources:

(i) any and all information relating to the operation of the Company’s business, including its methods of operation, technology, risk and financial assessment, or marketing, including, but not limited to, business plans, strategic plans, marketing strategies, forecasts, financial information or data, marketing information or data, research and development, business account lists, employee lists (including skills, ability and compensation of employees other than Employee), vendor or supplier lists, licensor or licensee lists, contractor lists, records relating to any intellectual property owned by, controlled, or maintained by the Company, and any and all other records pertaining to the operation of the Company which the Company may, from time to time, designate as confidential or proprietary or that Employee reasonably knows should be treated or has been treated by the Company as confidential or proprietary and is related to the operation of the Businesses or provision of services by the Company;

(ii) any and all information relating to Company customers, including customer lists, contact information, contractual terms, customer work, payment or billing histories, preferences, customer finances, the specific terms of any agreement or arrangement, whether oral or written, between the Company and a customer and/or a funding source, and the expiration dates of any such agreement or arrangement; and

(iii) any and all information made available to the Company and its employees by any customer or business associate, on a confidential basis or protected basis and related to the Company’s business.

(c) Employee agrees that Employee shall not disclose any Confidential Information to any third-party not employed by or otherwise expressly associated or affiliated with the Company for any reason or purpose whatsoever and will not use such Confidential Information except on behalf of the Company at any time during Employee’s employment with the Company or at any time after the Termination Date. Employee further agrees to promptly surrender to the Company upon request during Employee’s employment with the Company and immediately upon the Termination Date, all Confidential Information and any other Company property of any kind, existing in any tangible, print or electronic form, in Employee’s possession or under Employee’s control, including all passwords used by Employee to access facilities, networks, or phone systems of the Company. Notwithstanding the foregoing, Employee may retain any materials obtained in performance of duties as a director of a corporation, manager of a limited liability company or comparable position. Employee also expressly agrees that immediately upon the Termination Date, Employee shall cease using any secure website or web portals, e-mail system, or phone system or voicemail service of the Company.

(d) In addition, during Employee’s employment with the Company and at all times after the Termination Date, Employee shall not directly or indirectly disclose any Trade Secret (defined below) to any third-party, and shall not use any Trade Secret, directly or indirectly, for Employee or for others, without the prior written consent of the Company. For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Company under the common law or statutory law of the state in which Employee is domiciled. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(e) It is acknowledged and agreed that any breach or threatened breach of the provisions of this Section 4 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach by Employee of this Section, the Company shall be entitled to an injunction restraining Employee from disclosing any Confidential Information or Trade Secrets, and, further, from accepting any employment with or rendering any services to any such third-party to whom any Confidential Information or Trade Secret has been disclosed or is threatened to be disclosed by Employee.

(f) Nothing contained in this Section 4 shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Employee of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

5. Prohibited Solicitation of Company Customers. In exchange for the consideration provided hereunder, and based on Employee’s access to Confidential Information and Trade Secrets during

Employee’s employment with the Company, Employee agrees that during Employee’s employment with the Company and for the full extent of the Restricted Period, Employee shall not directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit or induce, or attempt to solicit, encourage, influence, recruit or induce any Company Customer, in an effort to divert, transfer or take away business from the Company, as these terms are defined below.

6. Prohibited Interference with Source Relationships. Employee acknowledges that relationships between the Company and the equipment vendors and manufacturers through whom it sources business (“Sourcing Partners”), constitute a valuable asset of the Company and may not be converted to Employee’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Employee hereby agrees that during Employee’s employment with the Company and for the full extent of the Restricted Period, Employee shall not directly or indirectly, alone or in concert with others, on Employee’s own behalf or on behalf of any other Person, without the Company’s specific prior written consent, solicit, encourage, influence, recruit or induce, or attempt to solicit, encourage, influence, recruit or induce any Sourcing Partner to reduce, limit, or modify in any manner such Sourcing Partner’s business or relationship with the Company or to divert transfer or take away any business opportunity away from the Company.

7. Prohibited Solicitation of Company Personnel. Employee acknowledges that relationships between the Company and its employees constitute a valuable asset of the Company and may not be converted to Employee’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Employee hereby agrees that during Employee’s employment with the Company and for the full extent of the Restricted Period, Employee shall not directly or indirectly, alone or in concert with others, on Employee’s own behalf or on behalf of any other Person, without the Company’s specific prior written consent, solicit, encourage, influence, recruit or induce, or attempt to solicit, encourage, influence, recruit or induce any Company Employee to cease working for the Company.

8. Prohibited Competition with the Company. Employee covenants and agrees that, during Employee’s employment with the Company, and for the full extent of the Restricted Period, Employee shall not, either alone or as a partner, principal, joint venture, officer, director, member, employee, consultant, agent, independent contractor or stockholder of any Competitor, engage in or assist others to engage in a Competitive Activity within the Restricted Territory, as these terms are defined below.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any and all corporations, limited liability companies and other business entities that, directly or indirectly, control, are controlled by or are under common control with the Company, including but not limited to Commercial Credit, Inc. and CCG Equipment Finance Limited.

(b) “Company Customer” means any Person who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to the Termination Date.

(c) “Company Employee” means any Person who is or was an employee of the Company or its Affiliates at the time of, or during the 12 month period prior to the Termination Date.

(d) “Competitive Activity” means: (i) engaging in any aspect of the Business that Employee was involved with on behalf the Company at any time during the last 12 months of Employee’s employment; (ii) engaging in work for a Competitor that is substantially similar to the work Employee performed on behalf of the Company at any time during the last 12 months of Employee’s employment; or (iii) engaging in any work for a Competitor that is likely to result in Employee’s use or disclosure of any Confidential Information. Notwithstanding the preceding, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over the counter market or the beneficial ownership interest of less than five percent (5%) in a pooled investment fund, such as a mutual fund, which owns shares of stock or other equity interests of a Competitor shall not be deemed, in and of itself, Competitive Activity.

(e) “Competitor” means any company or business, that competes with the Company and its affiliates in the Business.

(f) “Person” means a natural person, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or any other entity.

(g) “Restricted Period” means a period of one (1) year (i.e., 12 full calendar months), commencing on Employee’s Termination Date; provided, however, that in the event that Employee is receiving Severance Pay under Section 3(c)(ii), the Restricted Period shall mean a period of eighteen (18) calendar months, commencing on the Termination Date. The Restricted Period shall be extended for the length of time, if any, Employee is in breach of any provision of this Agreement.

(h) “Restricted Territory” means: (i) the geographic territory assigned to Employee by the Company during the last 12 months of Employee’s employment; (ii) those states and provinces within the United States and Canada in which Employee assisted the Company to engage in the Business at any time during the last 12 months of Employee’s employment; (iii) those states and provinces within the United States and Canada in which the Company engaged in the Business and had Company Customers at any time during the last 12 months of Employee’s employment.

(i) Employee’s agreement in Sections 5, 6 and 7 that Employee shall not “solicit, encourage, influence, recruit or induce” means that Employee shall not in any way, directly or indirectly, contact or communicate with any Company Customer, Sourcing Partner or Company Employee, regardless of who initiates the contact or communication, for the express or implicit purpose of requesting the customer, Sourcing Partner, or employee to cease doing business with or being employed by the Company, to begin doing business with or being employed by another Person, or to divert business away from the Company to another Person.

10. Employee Acknowledgements and Additional Provisions Concerning Enforcement of Restrictive Covenants.

(a) Consideration for Restrictions. Employee acknowledges and represents that additional consideration for the restrictive covenants contained in this Agreement, above and beyond the consideration provided to Employee for Employee’s employment with the Company prior to the Effective Date, inclusive of consideration under the Previous Agreement, and above and beyond what Employee would otherwise be entitled to, including but not limited to additional severance compensation, is provided under this Agreement as good and valuable consideration for the obligations and duties of Employee set forth herein.

(b) Reasonableness of Restrictions. Employee acknowledges and represents that because of the nature of the Business, Employee’s position in the senior leadership of the Company, Employee’s familiarity with the Company’s Confidential Information, its strategic planning, its sources of business and its personnel, and Employee’s unlimited access to confidential Company Customer information, the restrictive covenants contained in Sections 5, 6, 7 and 8 are reasonable in time, territory, and scope, and in all other respects, and are necessary to protect the Company’s legitimate business interests.

(c) Restrictive Covenants Are Material Elements Of This Agreement. The restrictive covenants contained in this Agreement constitute a material inducement to the Company entering into this Agreement and agreeing to employ Employee on the terms and conditions stated herein.

(d) Injunctive Relief. Notwithstanding any other provision of this Agreement, in the event of Employee’s actual or threatened breach of any provision of Sections 4, 5, 6, 7 or 8 of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach or threatened breach, it being agreed that any breach or threatened breach of these restrictive covenants would cause immediate and irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Employee.

(e) Accounting for Profits. If the Employee violates any of the Employee’s obligations under Sections 4, 5, 6, 7 or 8 of this Agreement, the Company and Affiliates will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits that the Employee directly or indirectly has realized or may realize as a result of, growing out of or in connection with any such violation.

(f) Severability and Reformation. If any part or provision of the foregoing restrictive covenant provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined and the Agreement shall be deemed amended to the extent required to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If such court declines to amend this Agreement as provided for herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

11. Additional Post-Termination Covenants.

(a) Resignation from Offices. Upon the termination of Employee’s employment hereunder, regardless of (A) the date, cause, or manner of the termination of Employee’s employment with the Company, (B) whether such termination occurs with or without Cause or is a result of Employee’s resignation, or (C) whether the Company provides severance benefits to Employee under this Agreement, Employee shall resign and does resign his positions as an officer and director of the Company, and as an officer and director of each of the Company’s affiliates, and from all other offices and positions with the Company and its affiliates, with such resignations to be effective upon the Termination Date.

(b) Non-Disparagement. From and after the Termination Date, Employee agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Employee’s employment hereunder or termination from the Company’s employment, except as may be approved in writing by an executive officer of the Company in advance. Employee further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.

(c) Post-Termination Cooperation. From and after the Termination Date, Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Employee’s assistance or cooperation is needed. Employee shall, when requested by the Company, provide truthful testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. In connection with such litigation or investigation, the Company shall attempt to accommodate Employee’s schedule, shall reimburse Employee (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters.

12. The Company’s Rights to Inventions and Other Intellectual Property.

(a) Employee hereby assigns to the Company all of Employee’s rights, title, and interest (including, but not limited to all patent, trademarks, copyright, and trade secret rights) in and to all Work Product (as defined below) prepared or developed by Employee, made or conceived in whole or in part by Employee within the scope of Employee’s employment by the Company, or that involve the use of Confidential Information or Trade Secrets within six (6) months thereafter. Employee further acknowledges and agrees that all copyrightable Work Product prepared by Employee within the scope of Employee’s employment by the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto.

(b) Employee represents and warrants to the Company that all work that Employee performs for or has performed for the Company or any other Affiliated Entity, and all Work Product that Employee produces, which includes, but is not limited to, software, copyrights, trademarks, domain names, domain name registrations, documentation, memoranda, ideas, designs, inventions, processes, new developments or improvements, and algorithms (“Work Product”), will not knowingly infringe upon or violate any patent, copyright, trade secret, or other property right of Employee’s former employers or of any other third party. Employee will not disclose to the Company, or use in any of Employee’s Work Product, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

(c) Notwithstanding the other provisions of this Section 12, Employee shall not be required to assign, transfer, or convey to the Company any of the rights, title, and interest Employee may have in any Work Product that Employee invents, discovers, originates, makes, or conceives during Employee’s employment by the Company if and only if (i) no equipment, supplies, facilities, Confidential Information, or Trade Secrets are used in the creation of the Work Product, (ii) the Work Product was developed entirely on Employee’s own time, (iii) the Work Product does not relate directly to the Business or to the Company’s actual or demonstrably anticipated research or development, and (iv) the Work Product does not result in any way from any work performed by Employee for the Company. By signing below, Employee acknowledges receipt of the attached Exhibit B regarding the Notice of inventions that are excluded from assignment as required by California law.

13. Indemnification.

(a) General. Subject to the limitations set forth in this Section 13, the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Employee if Employee was or is made or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit, arbitration, alternative dispute resolution proceeding, investigation, administrative hearing, or other proceeding, whether by or in the right of the Company, or any other person or entity, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Employee is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, manager, officer, member, employee or agent of any Affiliate of the Company or other enterprise, including service with respect to employee benefit plans, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee or on Employee’s behalf in connection with any Proceeding and any appeal therefrom. Employee’s rights under this Section 13 shall continue after Employee has ceased acting as a director, manager, officer, member, employee or agent of the Company, an Affiliate or such other enterprise and shall inure to the benefit of the heirs, executors and administrators of Employee. The Company’s obligation to provide the indemnification set forth in this Section 13(a) shall be subject to Employee having acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of the Company, Affiliate or other enterprise for which Employee served, and, with respect to any criminal action or proceeding, having had no reasonable cause to believe Employee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Employee did not act in good faith and in a manner which Employee reasonably believed to be in or not opposed to the best interests of the Company, Affiliate or other enterprise for which Employee served, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Employee’s conduct was unlawful.

(b) Advancement of Expenses. Subject to the limitations set forth in this Section 13, the Company shall pay the reasonable expenses (including reasonable attorneys’ fees) incurred by Employee in defending any Proceeding in advance of its final disposition; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by Employee, in a form approved by the Company, to repay all amounts advanced if it shall ultimately be determined that Employee is not entitled to be indemnified therefor. Employee agrees to reimburse the Company for all expenses advanced under this Section 13 in the event and only to the extent it shall ultimately be determined by a final adjudication that Employee is not entitled to be indemnified by the Company for such expenses.

(c) Claims for Indemnification or Advancement; Determination of Eligibility.

(i) Any claim by Employee for indemnification or advancement of expenses under this Agreement shall be made in a writing delivered to the Company, setting forth in reasonable detail the basis for such indemnification or advancement and the amount requested, and accompanied by appropriate documentation to support the amount so requested (or, in the case of advancement of expenses to be incurred, the basis on which such amount is to be determined). A claim for advancement may include future expenses reasonably expected to be incurred, provided they are generally described in the claim, and provided that the Company shall not be required to advance particular expenses covered by the claim until it has received appropriate substantiation that those expenses have been incurred and are appropriately included within the advances approved by the Company pursuant to this Section 13(c).

(ii) Promptly upon its receipt of a written claim for advancement of expenses to which Employee is entitled hereunder, and within sixty days after its receipt of a written claim for indemnity to which Employee is entitled hereunder, the Company shall pay such advancement (and any future related submissions for advancement of expenses as they are incurred) or such claim for indemnity in full to or as directed by Employee. If and to the extent it is required by law that the Company make any particular determination as to Employee’s eligibility to receive such advancements or indemnity, or whether Employee has met the standards set forth in Section 13(a) hereof, the Company shall make such determination as promptly as practicable in good faith and in accordance with such requirements of law, and in any event within sixty days after its receipt of the claim from Employee. In the event that the Company fails to make such determination as to Employee’s eligibility, or makes a determination that Employee is ineligible for indemnification or advancement of expenses hereunder, within such sixty day period, then Employee may seek such determination from a court of competent jurisdiction. In any such proceeding, the Company shall have the burden of proving that Employee was not entitled to the requested indemnification or advancement of expenses, and any prior determination by the Company to the contrary shall be to no effect and shall not be given any weight by the court, it being the intention of the parties that any determination by the court as to Employee’s eligibility for and entitlement to indemnification or advancement of expenses hereunder shall be made de novo based upon the terms of this Agreement and the evidence presented to such court.

(d) Limitations on Claims. In addition to the limitations on indemnification set forth in Section 13(a) above, the Company shall not be obligated pursuant to this Agreement:

(i) To indemnify or advance expenses to Employee with respect to a Proceeding initiated by Employee, except (A) for Proceedings authorized or consented to by the Board; or (B) in the event a claim for indemnification or payment of expenses (including attorneys’ fees) made under this Agreement is not paid in full within sixty days after a written claim therefor has been received by the Company, Employee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, including attorneys’ fees. In any such action, the Company shall have the burden of proving that Employee was not entitled to the requested indemnification or payment of expenses under applicable law or this Agreement.

(ii) To indemnify Employee for any expenses incurred by Employee with respect to any Proceeding instituted by Employee to enforce or interpret this Agreement, unless Employee is successful in establishing Employee’s right to indemnification in such Proceeding, in whole or in part; provided, however, that nothing in this Section 13(d)(ii) is intended to limit the Company’s obligation with respect to the advancement of expenses to Employee in connection with any Proceeding instituted by Employee to enforce or interpret this Agreement, as provided in Section 13(c) above.

(iii) To indemnify Employee in connection with proceedings or claims involving the enforcement of the provisions of this Agreement (other than as otherwise specifically provided for in this Section 13) or any other employment, severance or compensation plan or agreement that Employee may be a party to, or beneficiary of, with the Company or any Affiliate.

(iv) To indemnify Employee on account of any proceeding with respect to which final judgment is rendered against Employee for payment or an accounting of profits arising from the purchase or sale by Employee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, any similar successor statute, or similar provisions of state statutory law or common law.

(e) Non-Exclusivity of Rights. The right conferred on Employee by this Section 13 shall not be exclusive of any other rights which Employee may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise, or under any insurance maintained by the Company; but such rights in the aggregate shall not entitle Employee to duplicative multiple recoveries. No amendment or alteration of the Company’s Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights provided to Employee under this Section 13.

(f) Savings Clause. If any provision or provisions of this Section 13 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify

Employee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 13 that shall not have been invalidated and to the full extent permitted by applicable law.

14. No Conflict. Employee represents and warrants that Employee is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Employee from entering into this Agreement or would conflict with the performance of Employee’s duties pursuant to this Agreement. Employee represents and warrants that Employee will not engage in any activity, which would conflict with the performance of Employee’s duties pursuant to this Agreement.

15. Notices. Any notice, requests, demands and other communications to be given to a party in connection with this Agreement shall be in writing addressed to such party at such party’s “Notice Address,” which shall initially be as set forth below:

If to the Company:	Commercial Credit Group, Inc.
227 West Trade Street, Suite 1450
Charlotte, NC 28202
Attn: Chief Legal Officer

If to Employee:	Address on file in the Company’s payroll records

A party’s Notice Address may be changed or supplemented from time to time by such party by notice thereof to the other party as herein provided. Any such notice shall be deemed effectively given to and received by a party on the first to occur of (a) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, electronic or facsimile transmission or otherwise) to such party’s Notice Address and addressed to such party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, or (b) the date on which such notice is actually received by such party (or, in the case of a party that is not an individual, actually received by the individual designated in the Notice Address of such party). For purposes of the preceding sentence, a “business day” is any day other than a Saturday, Sunday or U.S. federal public legal holiday.

16. Reimbursement of Legal Expenses. Employee shall receive reimbursement from the Company of reasonable legal fees and expenses incurred in reviewing and negotiating the terms of this Agreement.

17. Miscellaneous.

(a) Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof. The failure of either Party to insist, in any one or more instances, upon performance of any of the terms, conditions, or restrictive covenants contained in this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition, but the obligations of each Party with respect thereto shall continue in full force and effect.

(b) Severability. Subject to the provisions of Section 10(f) allowing for reformation of this Agreement’s restrictive covenants, any provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction will not affect the validity or enforceability of (i) any other provision hereof or (ii) the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c) Assignability. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon Employee, his or her executor, administrators, heirs, and personal representatives and upon the Company and its successors and assigns. The rights, obligations, and duties of Employee hereunder may be assigned by the Company to any successor or assign of the Company, and such successor or assign is expressly authorized to enforce all the terms and provisions of this Agreement, including without limitation the terms and provisions of Sections 4, 5, 6, 7, 8 and 10 hereof. Employee’s obligations under this Agreement shall not be assignable by Employee.

(d) Choice of Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of North Carolina without regard to its choice of law rules. The Parties expressly consent to the sole and exclusive venue and jurisdiction of the United States District Courts for the Western District of North Carolina, or any North Carolina Superior Court, including the North Carolina Business Court, sitting in Mecklenburg County, North Carolina, and each waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and except as otherwise provided for in this Agreement, each agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment with the Company in any other court.

(e) Amendments; Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and no agreements, representations, or statements of any party not contained herein shall be binding on such party except as to (i) the provisions of any prior agreement by which Employee agrees to return the property and information of Company and its Affiliates and (ii) the provisions of any prior agreement by which Employee agrees not to use, disclose or otherwise misappropriate Company’s or its Affiliates’ confidential or trade secret information, which provisions shall survive and be in addition to the terms of this Agreement. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Employee, for whatever reason, supersede any severance or related obligations of the Company in any policy, plan or practice of the Company or any agreement between Employee and the Company.

(f) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the Effective Date when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery in person of manually signed documents.

(h) Compliance with Section 409A. This Agreement is intended to comply with Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.

a.	Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A.

b.	For purposes of this Agreement, with respect to payments of any amounts that are considered to be “nonqualified deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

c.	In addition, in the event that Employee is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination of Employee’s employment hereunder), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A shall be provided to Employee no earlier than six (6) months after the date of Employee’s “separation from service” within the meaning of Section 409A.

[signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, as of the Effective Date.

“The Company”:

COMMERCIAL CREDIT GROUP INC.

Date:	By:
Name:
Title:

“Employee”:

Date:	[Name]

[Employment Agreement Signature Page]

EXHIBIT A

Employee:

Position:

Compensation and Benefits:

1.	Base Salary. Commencing with the Effective Date and for all services rendered by Employee during the first year of employment under this Agreement, Employee shall be paid by the Company a salary at an annual rate of ($ .00) (Employee’s “Base Salary”), payable in accordance with the Company’s customary pay practices, as the same may be established or modified from time to time. Thereafter, Employee’s Base Salary shall be reviewed by the Company periodically, and at least annually, and may be adjusted in accordance with such reviews, in good faith, but in the sole discretion of the Company.

2.	Bonuses; Additional Compensation. Employee may be eligible to receive bonuses and to participate in incentive compensation plans of the Company in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time.

3.	Stock Plan Participation. Employee shall be allowed participation in any Equity Incentive Plan (“Stock Plan”), consistent with the determination of the Board in its discretion to offer such Stock Plan. Any such participation shall be subject to the terms and conditions of the Stock Plan as adopted by the Board, and Employee’s agreement to and execution of such restricted stock award agreements and other ancillary documents as govern the participants of such Stock Plan.

4.	Reimbursement of Expenses. Employee shall be paid or reimbursed by the Company, in accordance with and subject to the Company’s general expense reimbursement policies and practices and the Company’s receipt of evidence of such expenses reasonably satisfactory to the Company, for all reasonable travel and other business expenses incurred by Employee in performing his obligations under this Agreement.

5.	Benefits.

•	Participation in the Company’s Employee Benefit Programs and Plans. Employee shall be eligible to participate in the Company’s medical and dental insurance programs, 401(k), and other employee benefit or welfare plans, programs, or arrangements that the Company has or may from time to time establish or sponsor for the benefit of the Company’s employees, upon Employee meeting any qualifications for participation in such plan(s), program(s), or arrangement(s).

•	Payments To Employee If No Health Plan. If at any time during Employee’s employment under this Agreement the Company ceases to sponsor a group health insurance plan for its employees, then the Company shall pay Employee (on the first pay day of each calendar month during such period) an after tax amount that will allow Employee to obtain health insurance coverage for himself and his dependents on terms that are substantially equivalent to the terms Employee and his dependents were receiving coverage under the Company’s group health plan immediately prior to the Company ceasing to sponsor such plan.

•	Paid Time Off Allowance. Employee shall be entitled to twenty-eight (28) days of paid time off (“PTO”) for use during each calendar year of employment under this Agreement, subject to the Company’s policies as revised from time to time governing the use of such PTO, with such amount to be prorated and accrued for any partial year. PTO days accrued but not taken during a particular calendar year may not be carried forward and will expire if not used in the year in which they are accrued.

EXHIBIT B

NOTIFICATION REGARDING CERTAIN

EXCLUSIONS FROM INVENTION ASSIGNMENT

(California Labor Code Section 2870)

THIS IS TO NOTIFY you in accordance with California Labor Code Section 2872 that the invention assignment provision in the Agreement between you and the Company does not apply to certain inventions pursuant to California Labor Code § 2870, which provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”